500 Linden Oaks

Rochester, New York 14625

VirtualScopics Reports Fourth-Quarter and Full-Year 2013 Results

Awards and Bookings Double in 2013, Momentum Continues in Early 2014 with First-Ever Program Award

ROCHESTER, NY – March 7, 2014 – VirtualScopics, Inc. (NASDAQ: VSCP), a leading provider of quantitative imaging, today announced awards and bookings more than doubled for the full year ended December 31, 2013 as compared to the same period in 2012, exceeding $20 million for 2013. Full year revenues exceeded the company’s expectations, coming in at $11,174,051 for 2013 although down from $12,963,164 for the full year ended December 31, 2012. Revenues for the quarter ended December 31, 2013 were $2,706,910 as compared to $2,596,928 for the quarter ended December 31, 2012, a 4% increase over the prior year’s quarter.

Other fourth quarter ended December 31, 2013 results include:

•	Gross margin of 39% compared to 40% for the fourth quarter of 2012.
•	Net loss of $1,014,558 compared to a net loss of $772,892 for the fourth quarter of 2012.
•	Adjusted EBITDA loss of $735,442 compared to Adjusted EBITDA loss of $554,635 for the fourth quarter of 2012.

Other 2013 full year results include:

•	Cash balance of $7,330,630 compared to $8,523,807 as of December 31, 2012.
•	Approximately $450,000 in severance and search related expenses resulting from the CEO resignation which were included within general and administrative costs in 2013.
•	Approximately $463,000 in investments for its personalized medicine initiative which were included within research and development and general and administrative costs in 2013.
•	Gross margin of 40% compared to 41% for the full year 2012.
•	Net loss for the full year 2013 was $2,744,541 as compared to a net loss of $1,528,652 for the comparable period in 2012.
•	Loss before interest, taxes, depreciation and amortization, and excluding stock compensation expense and gain/loss from derivative financial instrument (“Adjusted EBITDA”) of $1,901,500 for the year ended December 31, 2013 compared to Adjusted EBITDA loss of $207,513 for the comparable period in 2012.

Eric Converse, Interim Chief Executive Officer stated, “Our efforts to strengthen our customer relationships while leveraging our core technology and capabilities have resulted in an over twofold increase in 2013 bookings as compared to 2012. But the real news is that we are off to a strong start in 2014 as bookings and awards are ahead of last year’s pace with the company receiving its first-ever program award from a large pharmaceutical customer. We also saw an increase in the number of proposal opportunities provided through both our direct and PPD partner channels and we see this momentum continuing into 2014.”

Mr. Converse added, “Although 2013 was challenging from a financial results perspective, we are optimistic that our plans to extend our global reach through alliance partners and continued investing in our systems and infrastructure will ultimately improve our results. Our focus remains on strengthening our core business and building on the momentum of our increased bookings and awards. One such alliance we are exploring is with London-based IXICO, a provider of medical image and analysis technology with a unique focus on neurology. Together, we plan to form an international commercial and operational alliance, providing the clinical trials industry with global operational capabilities and a full range of therapeutic area and modality expertise. For VirtualScopics, this potential alliance enables us to access IXICO’s expertise in neurology, European footprint, and complementary technologies to provide more comprehensive and scalable capabilities to our customers.”

He concluded, “Our cash position remains strong providing the flexibility to further develop internal capabilities while continuing to improve operational quality, productivity, and profitability. Though 2014 revenue will be impacted by the remnants of lower than average bookings from 2012, we are encouraged by our recent momentum and expect this positive trajectory to continue.”

The Company’s management will provide a business update and discuss these results during the conference call today at 11:00 a.m. ET. Interested participants should call 877-407-8035 when calling within the United States or +1 201 689 8035 when calling internationally. This call can also be accessed at www.virtualscopics.com and will be available for 30 days after the call.

The Company provides Adjusted EBITDA as a supplemental measure to Generally Accepted Accounting Principles (“GAAP”) regarding the Company's operational performance. The Company defines Adjusted EBITDA as earnings less interest, taxes (if any), depreciation and amortization as further adjusted to exclude stock-based compensation expense and the loss/gain on derivative instrument (mark to market adjustment for warrants). This financial measure excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. The Company’s method of calculating Adjusted EBITDA, however, may differ from methods used by other companies, and, as a result, Adjusted EBITDA measures disclosed herein may not be comparable to other similarly titled measures used by other companies. The Company continues to provide information in accordance with GAAP, however, with the adoption of Accounting Standards Codification (“ASC”) 815-40 and the non-cash variable nature of stock-based compensation expense and their very substantial impact on the overall reported net income/loss, the Company believes it is also helpful for investors to receive additional information relating more specifically to the Company's operating results. Accordingly, the Company has presented Adjusted EBITDA which excludes the non-cash effects of ASC 815-40 and ASC 718 on its financial results. Management uses Adjusted EBITDA (a) to evaluate the Company's financial performance, (b) to set internal spending budgets, and (c) to measure operational profitability. In addition, investors have requested these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, net income/(loss), below.

About VirtualScopics, Inc.

VirtualScopics, Inc. is a leading provider of imaging solutions to accelerate drug and medical device development. VirtualScopics has developed a robust software platform for analysis and modeling of both structural and functional medical images. In combination with VirtualScopics’ industry-leading experience and expertise in advanced imaging biomarker measurement, this platform provides a uniquely clear window into the biological activity of drugs and devices in clinical trial patients, allowing sponsors to make better decisions faster. For more information about VirtualScopics, visit www.virtualscopics.com.

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Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the Company’s investment in infrastructure and new customer contract signings and awards, and potential commercial and strategic alliances with third parties to expand our business and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: the risk of cancellation or delay of customer contracts or specifically as it relates to contact awards, the risk that they may not get signed; and the cancellation or reduction in a contract or project scope by our customers before they are completed. Other risks include the company’s dependence on its largest customers and risks of contract performance, protection of our intellectual property and the risks of infringement of the intellectual property rights of others and the risk that potential alliance partners may discontinue discussions before we reach a definitive agreement. All forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update such forward-looking statements.

-Financial tables to follow-

CONTACTS:	Investor Relations:
Nicole Schoenberg
FleishmanHillard
212-453-2445
nicole.schoenberg@fleishman.com

VirtualScopics, Inc. and Subsidiary

Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012

Revenues	$2,492,375	$2,463,393	$10,466,348	$11,950,447
Reimbursement revenues	214,535	133,535	707,703	1,012,717
Total revenues	2,706,910	2,596,928	11,174,051	12,963,164

Cost of services	1,444,974	1,428,844	6,047,444	6,698,992
Cost of reimbursement revenues	214,535	133,535	707,703	1,012,717
Total cost of services	1,659,509	1,562,379	6,755,147	7,711,709
Gross profit	1,047,401	1,034,549	4,418,904	5,251,455

Operating expenses
Research & development	314,332	412,755	1,445,804	1,524,721
Sales & marketing	417,985	446,050	1,545,155	1,400,655
General & administrative	1,062,869	743,567	3,379,911	2,591,576
Stock-based compensation expense	51,074	135,745	302,261	556,837
Depreciation & amortization	90,797	100,732	366,527	420,733
Total operating expenses	1,937,057	1,838,849	7,039,658	6,494,522
Operating loss	(889,656)	(804,300)	(2,620,754)	(1,243,067)

Other income (expense)
Other income	1,028	1,228	6,410	3,403
Other expense	(128,512)	(11,480)	(146,074)	(24,401)
Unrealized gain (loss) on change in fair value
of derivative liability	2,582	41,660	15,877	(264,587)
Total other (expense) income	(124,902)	31,408	(123,787)	(285,585)
Net loss	(1,014,558)	(772,892)	(2,744,541)	(1,528,652)

Preferred stock deemed dividend	-	-	-	1,806,919
Preferred stock dividends	42,000	42,000	168,000	137,333

Net loss available to common stockholders	$(1,056,558)	$(814,892)	$(2,912,541)	$(3,472,904)

Weighted average number of common shares outstanding
Basic and diluted	2,987,046	2,975,226	2,981,732	2,964,478

Basic and diluted loss per common share	$(0.35)	$(0.27)	$(0.98)	$(1.17)

* Cost of revenues includes non-cash stock-based compensation expense of $12,343 and $13,188 for the three months ended December 31, 2013 and 2012, respectively and $50,466 and $57,984 for the years ended December 31, 2013 and 2012, respectively.

VirtualScopics, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,
	2013	2012
Assets	(unaudited)
Current assets
Cash	$7,330,630	$8,523,807
Accounts receivable, net of allowance for doubtful accounts of $15,000	1,725,070	1,762,507
Prepaid expenses and other current assets	397,699	437,698
Total current assets	9,453,399	10,724,012

Patents, net	1,334,420	1,470,436
Property and equipment, net	221,700	399,569
Other assets	-	5,428
Total assets	11,009,519	12,599,445

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$846,071	$872,652
Accrued payroll	837,611	481,661
Unearned revenue	745,028	272,509
Dividends payable	293,333	125,333
Total current liabilities	2,722,043	1,752,155

Commitments and Contingencies

Stockholders' Equity
Convertible preferred stock, $0.001 par value; 15,000,000 shares authorized;
Series C-1; 3,000 shares authorized; issued and outstanding, 3,000 shares at December 31, 2013 and December 31, 2012, respectively; liquidation preference $1,000 per share	3	3
Series B; 6,000 shares authorized; issued and outstanding, 600 at December 31, 2013 and December 31, 2012, liquidation preference $1,000 per share	1	1
Series A; 8,400 shares authorized; issued and outstanding, 2,190 at December 31, 2013 and December 31, 2012, respectively, liquidation preference $1,000 per share	2	2
Series C-2; 3,000 shares authorized; issued and outstanding, 0 shares at December 31, 2013 and December 31, 2012, respectively; liquidation preference $1,000 per share	-	-
Common stock, $0.001 par value; 85,000,000 shares authorized;
issued and outstanding, 2,992,853 and 2,979,952 shares at December 31, 2013 and December 31, 2012, respectively	2,992	2,980
Additional paid in capital	21,992,619	21,807,904
Accumulated deficit	(13,708,141)	(10,963,600)
Total stockholders' equity	8,287,476	10,847,290
Total liabilities and stockholders' equity	$11,009,519	$12,599,445

	Three Months Ended	Three Months Ended
Adjusted EBITDA (non-GAAP measurement):	December 31, 2013	December 31, 2012
	(unaudited)	(unaudited)

Net loss	$(1,014,558)	$(772,892)
Interest income and other expenses, net	127,484	10,252
Depreciation and amortization	90,797	100,732
Stock-based compensation expense	63,417	148,933
Unrealized gain on change in fair value of derivative liabilities	(2,582)	(41,660)
Adjusted EBITDA	$(735,442)	$(554,635)
Basic and diluted Adjusted EBITDA per common share, non-GAAP	$(0.25)	$(0.19)

	Year Ended	Year Ended
Adjusted EBITDA (non-GAAP measurement):	December 31, 2013	December 31, 2012
	(unaudited)

Net loss	$(2,744,541)	$(1,528,652)
Interest income and other expenses, net	139,664	20,998
Depreciation and amortization	366,527	420,733
Stock-based compensation expense	352,727	614,821
Unrealized (gain) loss on change in fair value of derivative liabilities	(15,877)	264,587
Adjusted EBITDA	$(1,901,500)	$(207,513)
Basic and diluted Adjusted EBITDA per common share, non-GAAP	$(0.64)	$(0.07)